SUB-ITEM 77Q1: Exhibit B

John Hancock Funds II

Amendment Section 2.14 (Resignation and Removal)

of the Declaration of Trust

            The undersigned, being a majority of the Trustees of John Hancock Funds II (the “Trust”), acting pursuant to Sections 8.3 of the Amended and Restated Agreement and Declaration of Trust of the Trust dated August 12, 2005 (the “Declaration of Trust”) hereby amend and restate Section 2.14 of the Declaration of Trust as follows:

Section 2.14   Resignation and Removal.  Any Trustee may resign his trust (without the need for any prior or subsequent accounting) by an instrument in writing signed by him and delivered to the other Trustees and such resignation shall be effective upon such delivery, or at a later date according to the terms of the instrument.  Any of the Trustees may be removed (provided the aggregate number of Trustees after such removal shall not be less than one) with or without cause, by the action of two-thirds of the remaining Trustees or by action of two-thirds of the outstanding Shares of the Trust (for purposes of determining the circumstances and procedures under which any such removal by the Shareholders may take place, the provisions of Section 16(c) of the 1940 Act (or any successor provisions) shall be applicable to the same extent as if the Trust were subject to the provisions of that Section).  Upon the resignation or removal of a Trustee, or his otherwise ceasing to be a Trustee, he shall execute and deliver such documents as the remaining Trustees shall require for the purpose of conveying to the Trust or the remaining Trustees any Trust Property held in the name of the resigning or removed Trustee.  Upon the incapacity or death of any Trustee, his legal representative shall execute and deliver on his behalf such documents as the remaining Trustees shall require as provided in the preceding sentence.

            In witness whereof, the undersigned have executed this instrument in duplicate original counterparts and have caused a duplicate original to be lodged among the records of the Trust this 9th day of July 2009.

/s/Charles L. Bardelis                                              /s/James R. Boyle

Charles L. Bardelis                                                 James R. Boyle

/s/Peter S. Burgess                                                 /s/Elizabeth Cook

Peter S. Burgess                                                     Elizabeth Cook

/s/Hassell H. McClellan                                           /s/James M. Oates

Hassell H. McClellan                                              James M. Oates

/s/David Rolwing

F. David Rolwing

The Agreement and Declaration of Trust of the Trust, dated September 29, 1988, a copy of which together with all amendments thereto is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that this instrument was executed by the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of them or the shareholders of the Trust individually, but are binding only upon the assets belonging to the Trust, or the particular Series of Shares in question, as the case may be.